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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the inclusion in this Registration Statement of Proflight Medical Response, Inc. on Form SB-2 of our report dated November 26, 1996 relating to our audit of the combined statements of operations and retained earnings and cash flows of Air Response, Inc. and Air Response South, Inc. for the year ended May 31, 1995.

We also consent to the reference to us under the headings 'Summary Historical and Pro Forma Financial Data', 'Selected Financial Data' and 'Experts' in such Registration Statement.

                                          /s/ KAUFMAN, ROSSIN & CO.


Miami, Florida
May 14, 1997


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